Sub-item 77I
LEGG MASON PARTNERS EQUITY TRUST
SUPPLEMENT DATED JULY 8, 2011
TO THE PROSPECTUSES
OF THE FUNDS LISTED ON
SCHEDULE A

The following text replaces the section of each fund's prospectus titled "Exchanging shares":

Exchanging shares

Generally You may exchange shares of the fund for the same class of shares of other funds sold by the distributor. For investors who qualify as Clients of Eligible Financial Intermediaries and participate in Eligible Investment Programs made available through their financial intermediaries (such as investors in fee-based advisory or mutual fund "wrap" programs), an exchange may be made from Class A or Class
C shares to Class I shares of the same fund under certain limited circumstances. Please refer to the section of this prospectus titled "Retirement and Institutional Investors - eligible investors" or contact your financial intermediary for more information.
An exchange of shares of one fund for shares of another fund is considered a sale and generally results in a capital gain or loss for federal income tax purposes, unless you are investing through an IRA, 401(k) or other tax-advantaged account. An exchange of shares of one class directly for shares of another class of the same fund normally should not be taxable for federal income tax purposes. You should talk to your tax advisor before making an exchange. The exchange privilege is not intended as a vehicle for short-term trading. The fund may suspend or terminate your exchange privilege if you engage in a pattern of excessive exchanges.

Legg Mason offers a distinctive family of funds tailored to help meet the varying needs of large and small investors.

You may exchange shares at their net asset value next determined after receipt by your Service Agent or the transfer agent of your exchange request in good order.
If you bought shares through a Service Agent, contact your Service Agent to learn which funds your Service Agent makes available to you for exchanges.
If you bought shares directly from the fund, contact the fund at 1-877-721-1926 to learn which funds are available to you for exchanges.
Exchanges may be made only between accounts that have identical registrations.
Not all funds offer all classes Funds that offer Class B shares will continue to make them available for incoming exchanges after July 1, 2011.
Some funds are offered only in a limited number of states.
Your Service Agent or the fund will provide information about the funds offered in your state.

Always be sure to read the prospectus of the fund into which you are exchanging shares.

Investment minimums, sales charges and other requirements.

In most instances, your shares will not be subject to an initial sales charge or acontingent deferred sales charge at the time of the exchange
Your contingent deferred sales charge (if any) will continue to be measured from the date of your original purchase of shares subject to a contingent deferred sales charge,and you will be subject to the contingent deferred sales charge of the fund that you originally purchased
You will generally be required to meet the minimum investment requirement for the class of shares of the fund or share class into which your exchange is made
(except in the case of systematic exchange plans)
Your exchange will also be subject to any other requirements of the fund or share class into which you are exchanging shares
If you hold share certificates, you must deliver the certificates, endorsed for transfer or with signed stock powers, to the transfer agent or your Service Agent before the exchange is effective
The fund may suspend or terminate your exchange privilege if you engage in a pattern of excessive exchanges

By telephone Contact your Service Agent or, if you hold shares directly with the fund, call the fund at 1-877-721-1926 between 8:00 a.m. and 5:30 p.m.
(Eastern time) for information. Exchanges are priced at the net asset value next determined.

By mail Contact your Service Agent or, if you hold shares directly with the fund, write to the fund at the following address:

Legg Mason Funds
P.O. Box 55214
Boston, Massachusetts 02205-8504

Through a systematic exchange plan
You may be permitted to schedule automatic exchanges of shares of the fund for shares of other funds available for exchange. All requirements for exchanging shares described above apply to these exchanges. In addition:

Exchanges may be made monthly, every alternate month, quarterly, semi-annually or annually
Each exchange must meet the applicable investment minimums for systematic investment plans (see "Purchase and sale of fund shares")

For more information, please contact your Service Agent or the fund or consult the SAI.

SCHEDULE A

Legg Mason Partners Equity Trust
Legg Mason Investment Counsel Social Awareness Fund
Legg Mason Lifestyle Allocation 30%
Legg Mason Lifestyle Allocation 50%
Legg Mason Lifestyle Allocation 70%
Legg Mason Lifestyle Allocation 85%
Legg Mason Target Retirement 2015
Legg Mason Target Retirement 2020
Legg Mason Target Retirement 2025
Legg Mason Target Retirement 2030
Legg Mason Target Retirement 2035
Legg Mason Target Retirement 2040
Legg Mason Target Retirement 2045
Legg Mason Target Retirement 2050
Legg Mason Target Retirement Fund